EXHIBIT 99.2
LendingClub Announces Transformation of its Board of Directors

SAN FRANCISCO, January 19, 2021 – LendingClub Corporation (NYSE: LC), America's leading online lending marketplace connecting borrowers and investors, today announced that Al Landon, Erin Selleck and LendingClub's chief financial officer, Tom Casey, will join as the newest members of its Board of Directors at the completion of the acquisition of digital bank Radius Bancorp ("Radius"), which the company expects to occur on or around February 1, 2021, subject to completion or waiver of the remaining customary closing conditions.

Simultaneously, Dan Ciporin, former general partner at Canaan Partners, and Ken Denman, former president & chief executive officer of Emotient, have decided to resign from LendingClub's Board of Directors, each effective at the completion of the acquisition of Radius.
In addition, Simon Williams has decided that he will step down at the conclusion of LendingClub's 2021 annual stockholders meeting. With this decision Simon, who is a veteran financial services and fintech exec, is completing a long and dedicated service and leadership term with LendingClub that began in 2009.

The board transformation comes as LendingClub has received all the bank regulatory approvals necessary to complete its acquisition of Radius and become the first U.S. public neobank, poised to reimagine banking for everyday Americans.
"We were looking for new board members with the expertise and insights that will support us as we transform the company and embark on our next chapter of growth. We are excited to welcome Al and Erin to the board given their demonstrated success and wealth of experience in the financial services industry," said Scott Sanborn, LendingClub's CEO. "With Dan, Ken and Simon wrapping up their board tenure, I'd like to thank them personally for their support and belief in our mission to empower members on their path to financial success. I am extremely grateful for their commitment, guidance and partnership as we transformed LendingClub and wish them each well on their next endeavors."

Long-serving board member Mr. Ciporin added, "For more than 13 years I have been part of the LendingClub journey from a small startup to today's publicly traded industry leader, helping millions of customers seamlessly access lower cost credit. I can't wait to see what this team does next."
Mr. Landon is an investor, advisor and director of start-up businesses with over 30-years of experience in the financial services industry. Currently, Mr. Landon is the assistant dean and adjunct professor at the David Eccles School of Business at the University of Utah. He is also a member of the National Board of the Smithsonian Institution and the PBS Foundation in Washington, D.C., serves as vice chair of the Utah Museum of Fine Arts and is a member of the advisory board of PBS Utah. Previously, he served on the board of several financial institutions, including State Farm Insurance. He also held prominent roles as chairman and CEO of Bank of Hawaii and served as a partner with Ernst & Young. In January 2015, President Obama nominated Landon to serve on the Board of Governors of the Federal Reserve System. Mr. Landon will serve on LendingClub's Audit, Credit Risk and Finance, and Compensation Committees.
"Now that the company is becoming a bank holding company, they can build on LendingClub's credit and data expertise to develop new capabilities that seamlessly blend savings and credit – transforming the experience for our customers," said Mr. Landon. "I'm looking forward to sharing my experience as LendingClub continues to innovate on behalf of our members."

Ms. Selleck is an experienced financial executive, advisor, and corporate director who is a current member of the Board of Directors of Broadway Financial Corp and its subsidiary, Broadway Federal Bank, where she serves as chair of the Audit Committee, and member of the Risk/Compliance and Loan Committees. Prior to becoming a director and advisor, Ms. Selleck had a successful 30-year career in the financial services industry and served as the senior executive vice president and treasurer for Union

EXHIBIT 99.2
Bank, a top-25 U. S. bank and a key subsidiary of Japan's Mitsubishi UFJ Financial Group (MUFG), one of the world's largest financial organizations. Ms. Selleck will serve on LendingClub's Audit, Credit Risk and Finance, and Operational Risk Committees.

"What drew me to LendingClub is its unique business model and its intent to help people reach their financial goals, which will only be enhanced as it becomes a bank holding company," said Ms. Selleck. "I'm excited to provide my expertise to help improve the financial health of all Americans."

The appointment of Ms. Selleck, Mr. Landon and Mr. Casey signals a new era for the company as it embarks on its journey to offer a broad range of financial products and services through a technology and data-driven platform, designed to help Americans pay less when borrowing and earn more when saving.

About LendingClub
After completing the acquisition of Radius Bancorp, LendingClub Corporation (NYSE: LC) will be the parent company of LendingClub Bank, National Association, Member FDIC, and the only full-spectrum fintech marketplace bank. Members can gain access to a broad range of financial products and services through a technology-driven platform, designed to help them pay less when borrowing and earn more when saving. Since 2007, more than 3 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

Safe Harbor Statement
Some of the statements above, including statements regarding our ability to close the pending transaction with Radius timing of closing, the benefits of the transaction, and future products and services, are "forward-looking statements." The words "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "predict," "project," "will," "would" and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include whether all the closing conditions of the pending acquisition of Radius are satisfied, our ability to realize the anticipated benefits of the transaction with Radius and those factors set forth in the section titled "Risk Factors" in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each as filed with the Securities and Exchange Commission, as well as our subsequent filings made with the Securities and Exchange Commission, including subsequent reports on Form 10-Q and 10-K. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Media and Investor Contacts
For Investors: IR@lendingclub.com
Media Contact: Press@lendingclub.com